Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

ARI REPORTS INCREASED REVENUES FOR FISCAL 2009

Marketing services growth and two acquisitions drive results; company remains profitable

Milwaukee, Wis., October 29, 2009 – ARI (OTCBB:ARIS), a leading provider of technology solutions that help dealers, distributors and manufacturers in selected vertical markets sell and service their products, today reported results for the fourth fiscal quarter and fiscal year ended July 31, 2009.

Full Year Fiscal 2009 Highlights

•

Revenues increased to $17.6 million for fiscal 2009, from revenues of $16.9 million in fiscal 2008.

•

Operating income was $767,000 for fiscal 2009, compared to operating income of $821,000 for the prior fiscal year.

•

Net income was $424,000 or $0.06 per diluted share for fiscal 2009, compared to net income of $1.4 million or $0.20 per diluted share for fiscal 2008.

Fourth Quarter Fiscal 2009 Highlights

•

Revenues increased 24% to $5.3 million for the fourth quarter of fiscal 2009, from revenues of $4.3 million for the fourth quarter of fiscal 2008.

•

Operating loss was $105,000 for the fourth quarter of fiscal 2009, compared to an operating loss of $237,000 for the fourth quarter of the prior year.

•

The company recorded a net loss of $114,000 or $0.02 per diluted share for the fourth quarter of fiscal 2009, compared to net income of $378,000 or $0.05 per diluted share for the fourth quarter of fiscal 2008.

Operations Review

“Fiscal 2009 was a good year for ARI. We increased revenues, remained profitable and successfully completed two acquisitions, all within a challenging economic environment,” said Roy W. Olivier, President and Chief Executive Officer of ARI.  “We generated $2.7 million in cash from operations for the year, which we used for the two acquisitions, investments in equipment and software development and for the repayment of debt and capital lease obligations.”

10850 WEST PARK PLACE        SUITE 1200            MILWAUKEE, WI 53224-3635         414.973.4300       FAX 414.973.4620

_______________________________________________________________________________________www.arinet.com

Olivier said the increased revenues reflected the continued growth of the company’s marketing services business and increased revenues from catalog subscriptions, partially offset by a decline in professional services fees as companies delayed projects in response to the economic downturn. The two businesses acquired during the year, Channel Blade Technologies Corp. and the finance and insurance assets of Powersports Outsourcing Group, LLC, also contributed to the higher fiscal 2009 revenues.  Catalog revenues benefited from the July, 2008 acquisition of InfoAccess, an electronic parts catalog business.  “Recurring revenues remained consistent at over 90% renewals for our two core product lines, WebsiteSmartPro™ and PartSmart®,” said Olivier.

 “The small decrease in operating income for the year was primarily due to expenses related to the two acquisitions and their integration into ARI,” added Brian E. Dearing, Chairman and Interim Chief Financial Officer of ARI.  “Factors contributing to the decrease in net income included non-cash charges related to increased valuation reserves for deferred tax assets and amortization expense related to acquired intangible assets.  There is also a cash charge related to higher interest payments for debt associated with the Channel Blade acquisition.  In addition, shareholders’ equity, an indicator of our financial stability, continued to increase in fiscal 2009.”

“We made excellent progress on growing our marketing services business over the past year,” Oliver added.  “We expanded into the marine and recreation vehicle markets through the acquisition of Channel Blade Technologies, the leading provider of websites, lead management and marketing automation solutions for these markets.  The synergies with Channel Blade include opportunities to expand its lead generation platform, Footsteps™, to our existing customer base, further enhancing the value ARI brings to manufacturers, dealers and distributors in key markets.”

“Our recurring revenue model provided stability for ARI during a challenging year for the economy.  Because our products support the service and accessorizing side of our customers’ businesses, we benefited as many people repaired or enhanced their existing outdoor power equipment, power sports vehicles, motorcycles and other equipment rather than making new purchases.  In fact, we saw an 18% increase in parts and accessory sales processed on our e-commerce customer platform during the year,” said Olivier.

“We enter fiscal 2010 in a good position.  The two acquisitions will contribute to revenues for the full year, as will our key new products SearchEngineSmart™ and PartStream™, each of which we developed and launched during fiscal year 2009.  We also expect to generate cash and remain profitable as we continue to benefit from our significantly reduced cost structure.  Our priorities for the year include expanding sales to new customers, retaining current customers and providing additional products to this established customer base, further integrating the two acquisitions and continuing to invest in new product development,” added Olivier.

For additional commentary and detail, please reference ARI’s annual report on Form 10-K for the fiscal year ended July 31, 2009, which has been filed with the SEC as of today.

About ARI

ARI is a leading provider of technology-enabled services that help dealers, distributors and manufacturers reduce cost and increase sales in selected vertical markets. Specifically, ARI provides electronic parts catalogs, dealer e-commerce solutions, professional services and/or outsourced F&I services in about a dozen vertical markets worldwide, including outdoor power, power sports, motorcycles, marine, recreation vehicles, appliances, agricultural equipment, floor maintenance and construction.  ARI currently serves over 20,000 dealers, over 100 manufacturers and over 150 distributors in more than 100 countries worldwide.  For more information on ARI, please visit our website www.arinet.com.

Fourth Quarter Earnings Conference Call

ARI’s Fourth Quarter Conference Call is scheduled for Thursday, October 29, 2009 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  To participate in the conference call, please dial-in at least five minutes prior to the start time at (800) 214-0694 or (719) 955-1425 and enter the passcode 330233.  A replay of the conference call and information presented during the call will be available after 8:00 p.m. Eastern Time on October 29 on ARI’s website, www.arinet.com. Click on the “Company” link and select “Investors” to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2009 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Donna Wycklendt

ARI

Tel: (414) 973-4331

Fax: (414) 973-4618

Email: wycklendt@arinet.com

ARI Network Services, Inc.
Consolidated Balance Sheet
(Dollars in Thousands)

	July 31
ASSETS	2009	2008
Current assets:
Cash	$ 650	$ 1,086
Trade receivables, less allowance for doubtful accounts
of $410 and $178 at July 31, 2009 and 2008	1,352	1,304
Work in process	156	264
Prepaid expenses and other	321	392
Deferred income taxes	513	330
Total Current Assets	2,992	3,376
Equipment and leasehold improvements:
Computer equipment	1,827	5,647
Leasehold improvements	463	198
Furniture and equipment	2,479	2,842
	4,769	8,687
Less accumulated depreciation and amortization	2,827	7,523
Net equipment and leasehold improvements	1,942	1,164
Capitalized software product costs:
Amounts capitalized for software product costs	14,886	13,209
Less accumulated amortization	12,489	11,613
Net capitalized software product costs	2,397	1,596
Deferred income taxes	2,141	2,412
Other long term assets	59	53
Other intangible assets	3,637	1,396
Goodwill	5,439	2,196
Total Assets	$ 18,607	$ 12,193

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current borrowings on line of credit	$ 500	$ 700
Current portion of notes payable	117	676
Accounts payable	788	408
Deferred revenue	5,523	5,071
Accrued payroll and related liabilities	1,421	922
Accrued sales, use and income taxes	82	80
Other accrued liabilities	729	899
Current portion of capital lease obligations	109	95
Total current liabilities	9,269	8,851
Non-current liabilities:
Notes payable (net of discount)	5,000	116
Long-term portion of accrued compensation	36	97
Capital lease obligations	115	233
Total non-current liabilities	5,151	446
Total liabilities	14,420	9,297

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and
outstanding at July 31, 2009 and 2008	-	-
Junior preferred stock, par value $.001 per share,
100,000 shares authorized; 0 shares issued and
outstanding at July 31, 2009 and 2008	-	-
Common stock, par value $.001 per share,
25,000,000 shares authorized; 7,693,510 and 6,971,927
shares issues and outstanding at July 31, 2009 and 2008	8	7
Common stock warrants and options	816	501
Additional paid-in-capital	95,681	95,148
Accumulated deficit	(92,284)	(92,708)
Other accumulated comprehensive income (loss)	(34)	(52)
Total Shareholders' Equity	4,187	2,896
Total Liabilities and Shareholders' Equity	$ 18,607	$ 12,193

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)

	Year ended July 31
	2009	2008
Net revenue	$ 17,637	$ 16,917
Cost of revenue	3,412	2,871
Gross margin	14,225	14,046
Operating expenses:
Sales and marketing	4,072	3,448
Customer operations and support	2,785	2,728
Software development and technical support (net of capitalized product costs)	1,288	1,656
General and administrative	4,212	4,137
Restructuring	-	529
Depreciation and amortization (exclusive of amortization of software products included in cost of products and services sold)	1,101	727
Net operating expenses	13,458	13,225
Operating income	767	821
Other income (expense):
Interest expense	(214)	(99)
Other, net	(6)	71
Total other income (expense)	(220)	(28)
Income before provision for income taxes	547	793
Income tax benefit (expense)	(123)	590
Net income	$ 424	$ 1,383

Basic and diluted net income per common share:
Basic	$0.06	$0.21
Diluted	$0.06	$0.20